Exhibit 1

Lock-Up Agreement

     This LOCK-UP AGREEMENT is entered into as of the 11th day of February, 2003 (the “Effective Date”) between Lance T. Doherty (“Shareholder”), and Ponte Nossa Acquisition Corp., a Delaware corporation (the “Company”).

RECITALS:

     A.     The Shareholder is, or shall be (pursuant to the one-for-one conversion and/or assumption of his security holdings in VisiJet, Inc., a California corporation (“VisiJet”), in connection with the merger transaction (the “Merger”) contemplated by and among VisiJet, the Company and VisiJet Acquisition Corporation, pursuant to the Second Amended and Restated Agreement and Plan of Merger entered into by such parties as of December 20, 2002 (the “Merger Agreement”)), as the case may be, the owner of record or beneficially of certain shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock of the Company, as specified on the signature page hereof, and is entering into this Lock-Up Agreement along with certain other shareholders of the Company;

     B.     The Shareholder and the Company each recognizes that limitations on resale of the Securities (as hereinafter defined) will be of benefit to the Shareholder and the Company by, among other things, facilitating raising additional capital for the Company’s operations;

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.     Lock-Up.

     1.1 The Shareholder hereby agrees chat it will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a “Disposition”) any (i) shares of Common Stock held at the effective time of the Merger Agreement, (ii) options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock held at the effective time of the Merger, or (iii) shares of Common Stock issued in the future upon conversion, exchange, or exercise of convertible, exchangeable, or exercisable securities (collectively, “Securities”), now owned by the Shareholder or with respect to which the Shareholder has the power of disposition, other than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this Lock-Up Agreement, (ii) as a distribution to its shareholders or, if such Shareholder is a trust, to its beneficiary or beneficiaries, provided that its shareholders or beneficiary or beneficiaries, as the case may be, agree in writing to be bound by the terms of this Lock. Up Agreement, (iii) as a transfer to a trust or trusts for the exclusive benefit of such Shareholder or its family member(s), provided the trustee(s)

of such trust or trusts agree in writing m he bound by the terms of this Lock-Up Agreement, or (iv) as provided in Section 1.3 below, The foregoing restrictions will terminate as to all of’ the Securities on the second anniversary of the effective date of the Merger (the “Lock-Up Period”). The foregoing restriction has been expressly agreed to preclude the Shareholder from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Shares (except as provided in Section 1.3 below) during the Lock-up Period, even if such Shares would be disposed of by someone other than such holder, Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to arty Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Securities. The Shareholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Securities, except in compliance with this Lock-Up Agreement.

     1.2 The Shareholder hereby represents and warrants that, as of the date hereof, it owns the number of shares of Common Stock (and securities exercisable, convertible or otherwise exchangeable for Common Stock) as specified on the signature page, and no more.

     1.3 Notwithstanding anything to the contrary herein, the restrictions of this Lock-Up Agreement shall expire as to certain percentages of the Securities owned by the Shareholder pursuant to the terms of this Section 1.3. For the purposes of this Lock-Up Agreement, the term “Issued Shares” shall mean the Securities actually owned, beneficially and of record, by the Shareholder at the date immediately following the expiration of the prior restricted period described below, including Securities theretofore disposed of pursuant to this Lock-Up Agreement and shares of Common Stock or other securities issuable upon conversion, exercise or exchange of convertible, exercisable or exchangeable Securities. Subject to any restrictions on Dispositions otherwise required by applicable law, Shareholder shall be entitled to make Dispositions of such portions of the issued Shares, as follows:

(i) Upon the expiration of 90 days after the Effective Date, the Shareholder shall be entitled to make Dispositions of 10% of the issued Shares;

(ii) Upon the expiration of 180 days after the Effective Date, the Shareholder shall be entitled to make Dispositions of an additional 3.33% of the Issued Shares;

(iii) Upon the expiration of 270 days after the Effective Date, the Shareholder shall be entitled to make Dispositions of an additional 3.33% of the Issued Shares;

(iv) Upon the occurrence of the first anniversary of the Effective Date, the Shareholder shall be entitled to make Dispositions of an additional 3.33% of the issued Shares;

(v) Upon the expiration of 90 days following the First anniversary of the Effective Date, Shareholder shall be entitled to make Dispositions of an additional 20% of the Issued Shares;

(vi) Upon the expiration of 180 days following the first anniversary of the Effective Date, Shareholder shall be entitled to make Dispositions of an additional 20% of the Issued Shares;

(vii) Upon the expiration of 270 days following the first anniversary of the Effective Date, Shareholder shall be entitled to make Dispositions of an additional 20% of the Issued Shares;

(viii) Upon the second anniversary of the Effective Date, all remaining restrictions in this Lock-Up Agreement shall expire.

     2.     General Terms.

     2.1 Effectiveness of Lock-Up Agreement. This Lock-Up Agreement shall he effective upon, and only upon, the occurrence of the Merger and shall be of no force and effect upon the termination of the Merger Agreement or otherwise non-occurrence of the Merger.

     2.2 Governing Law; Jurisdiction. This Lock-Up Agreement shall be governed in all respects by the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

     2.2 Successors and Assigns. This Lock-Up Agreement is irrevocable and will be binding on the Shareholder and the respective successors, heirs, personal representatives, and assigns of the Shareholder. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the parties to this Agreement.

     2.3 Entire Agreement; Amendment. This Lock-Up Agreement constitutes the full and entire understanding and agreement with regard to the subject matter hereof and supersedes all prior agreements and merges all prior discussions, negotiations, proposals and offers (written or oral) between them, and no parry shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein.

     2.4 Delays or Omissions. Except as expressly provided in this Lock-Up Agreement, no delay or omission to exercise any right, power or remedy accruing to the Investors or its respective successors or assigns, upon any breach or default by any party hereto under this Lock-Up Agreement shall impair any such right, power or remedy of such party or its respective successors or assigns, as the case may be, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, All remedies, either under this Lock-Up Agreement or by law or otherwise shall be cumulative and not alternative.

     2.5 Counterparts. This Lock-Up Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Lock-Up Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

     2.6 Severability. In the event char any provision of this Lock-Up Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Lock-Up Agreement shall continue in full force and effect without said provision.

     2.7 Titles and Subtitles. The titles and subtitles used in this Lock-Up Agreement are used for convenience only and are not considered in construing or interpreting this Lock-Up Agreement.

     2.8 Further Assurances. The Shareholder agrees, upon the request of the Company, to execute any further documents or Instruments necessary or desirable to carry out the purposes or intent of this Lock-Up Agreement.

     2.9 Equitable Remedies. The Shareholder acknowledges that in the event of a breach or a threatened breach of this Lock-Up Agreement, the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to such equitable and injunctive relief as may be available in any available forum to restrain such breaching parry from participating ill such breach or threatened breach from the violation of the provisions hereof.

     IN WITNESS WHEREOF, the undersigned have caused this Lock-Up Agreement to be duly executed as of the date first above written.

Ponte Nossa Acquisition Corp.

By	/s/

(the “Company”)

/s/

Lance T. Doherty
(the “Shareholder”)

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